EXHIBIT 14(a)(iii)
                                                              Page 1 of 2

Banc One Mortgage Capital Markets,        Paul Smyth
L.L.C                                     1717 Main Street, 12th Floor, TX1-2495
                                          Dallas, TX 75201
                                          (214) 290-2505
                                          290-3142/3416 (facsimile)
                                          psmyth@bomcm.com

March 26, 1999

Credit Suisse First Boston Mortgage Securities Corp.
Attn: Allan J. Baum
Eleven Madison Avenue
New York, NY  10010

State Street Bank and Trust Company
Attn: Credit Suisse First Boston Mortgage Securities Corp., Series 1998-1 Corporate Trust Department - 5th Floor
Two International Place
Boston, MA  02110

Standard & Poor's Ratings Services
Attn: Surveillance Manager
26 Broadway
New York, NY  10004

Fitch IBCA, Inc.
Attn: Commercial Mortgage Monitoring Group
One State Street Plaza
New York, NY  10004

Moody's Investors Services, Inc.
Attn: Commercial Mortgage Surveillance Group
99 Church Street
New York, NY  10007

Re: Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates Series 1998-C1 ("CSFB 1998-C1")

Dear Sirs and Madams:

This Officer's Certificate is provided to you by Banc One Mortgage Capital Markets, L.L.C ("BOMCM") pursuant to Section 3.13 of that certain Pooling and Servicing Agreement

("PSA") dated as of June 11, 1998 relative to the above referenced securitization for which BOMCM acts as Servicer. Capitalized terms used herein shall bear the meaning ascribed to them in the PSA unless otherwise defined in this letter.

The undersigned officer, on behalf of BOMCM, hereby informs you that (i) a review of the servicing operations of the Servicer during the preceding calendar year and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such year, or, if there has been a material default in the fulfillment of any such obligation, it has been noted herein, (iii) to the best of such officer's knowledge, each related sub-servicer has fulfilled its obligations under its sub-servicing agreement in all material respects, or, if there has been a material default in the fulfillment of such obligations, it has been noted herein and (iv) it has not received any notice regarding qualification, or challenging the status, of the Upper-Tier REMIC or Lower- Tier REMIC as a REMIC from the IRS or any other governmental agency or body.

Should you have any questions regarding this matter, please contact me at the number referenced above.

Sincerely,

BANC ONE MORTGAGE
CAPITAL MARKETS, L.L.C.


By:     Paul Smyth
        Managing Director of Servicing


                                      -23-